Exhibit 5.1
[LETTERHEAD OF HARTER SECREST & EMERY LLP]
November 12, 2008
Ultralife Corporation
2000 Technology Parkway
Newark, New York 14513

Re:	Ultralife Corporation
Registration Statement on Form S-8
Ladies and Gentlemen:
You have requested our opinion in connection with your Registration Statement on Form S-8, filed under the Securities Act of 1933, as amended (the “Registration Statement”), with the Securities and Exchange Commission in respect of the proposed issuance by Ultralife Corporation (the “Company”) of up to 50,000 additional shares of Common Stock, par value $.10 per share (the “Common Stock”), of the Company pursuant to the non-statutory stock option granted to Phillip A. Fain (the “Option”).
We have examined the following corporate records and proceedings of the Company in connection with the preparation of this opinion: its Certificate of Incorporation as amended and restated to date; its By-laws as currently in force and effect; its minute books, containing minutes and records of proceedings of its stockholders and its Board of Directors from the date of incorporation to the date hereof; the Registration Statement and the related exhibits thereto; applicable provisions of law of the State of Delaware; and such other documents and matters as we have deemed necessary.
In rendering this opinion, we have made such examination of laws as we have deemed relevant to the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Company, certificates and documents issued by public officials and authorities, and information received from searches of public records. Based upon and in reliance on the foregoing, we are of the opinion that the 50,000 shares of Common Stock to be issued by the Company will, when issued and, where required, paid for in accordance with the provisions of the Option, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

We hereby consent to being named in the Registration Statement as attorneys who will, for the Company, pass upon the validity of the issuance of the additional 50,000 shares of Common Stock offered thereby, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Harter Secrest & Emery LLP